RETIREMENT AGREEMENT

This Retirement Agreement ("Agreement") is entered into on February 1, 2019 by and between John O. Lucks ("Lucks"), and Heritage-Crystal Clean, Inc. ("HCCI").

In consideration of the foregoing and the following mutual undertakings, and subject to the terms and conditions of this Agreement, Lucks and HCCI agree as follows:

1.Lucks's Retirement: Lucks hereby agrees to retire from his position as Senior Vice President, Sales and Marketing of HCCI, effective February 1, 2019 (“Retirement Date”).

2.	Severance Benefits:

2.1    HCCI will provide Lucks with severance and certain other benefits contained in his Executive Employment Agreement dated March 1, 2000 ("the Employment Agreement") and as set forth in Exhibit A.

2.2    Except for the benefits set forth in this Agreement and its Exhibit A, Lucks acknowledges that HCCI will have paid him all wages and other compensation to which he is entitled in connection with his employment with HCCI, including any and all wages and other compensation due under the Employment Agreement, and that he is not entitled to any additional compensation under the Employment Agreement or otherwise with respect to his employment with HCCI.

3.	Release:

3.1    To the fullest extent permitted by applicable laws, Lucks hereby releases HCCI, all of its parents, subsidiaries and affiliates, and all of its and their current and/or former employees, officers, members, managers, shareholders, owners, directors, trustees, representatives, agents, attorneys, employee benefit plans and their fiduciaries and administrators, (collectively, "Released Parties") from any and all claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys' fees, interest and costs) based upon, arising out of or in any manner connected with Lucks's employment with HCCI, his service as an officer for HCCI, or the termination of his employment with HCCI, whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist as of the date Lucks signs this Agreement, including, but not limited to claims: (a) arising out of Lucks's employment with HCCI, his service as an officer for HCCI, or the termination of his employment with HCCI; (b) arising under the Age Discrimination In Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act), 29 U.S.C. § 621 et seq.; (c) arising under all other federal, state and local laws; (d) based on contract, tort, common law or other theories of recovery; and (e) based upon, arising out of or in any manner connected with any acts, events or omissions occurring on or before the date Lucks signs this Agreement; provided, however, Lucks and HCCI acknowledge and agree that the foregoing release/covenant not to sue does not release or affect: any claim for Base Salary (as defined in the Employment Agreement) or accrued but untaken vacation benefits earned or accrued by Lucks prior to the Retirement Date, (ii) any claims for reimbursement of business expenses incurred prior to the Retirement Date, (iii) any rights with respect to any vested benefits under any employee benefit plans of HCCI, including his right to elect to continue coverage under HCCI's group health plan for himself and any covered dependents for a limited period of time at his own expense after the Retirement Date pursuant to COBRA, (iv) any rights Lucks may have with respect to his ownership of HCCI securities or otherwise related to his status as a HCCI shareholder, (v) any indemnification, advancement, reimbursement or similar rights under the Employment Agreement, HCCI's charter documents or other contract between Lucks and HCCI or under applicable insurance policies for the benefit of HCCI's officers and directors (all of which rights shall be unaffected by Lucks's retirement, and none of which rights or policies may be amended, terminated or otherwise changed after the date hereof to treat Lucks differently with respect to his period of officer service than other similarly situated officers); (vi) any right Lucks may have to enforce the terms of this Agreement or the Consulting Agreement, and (vii) any other rights Lucks may have that cannot be waived as a matter of law.

3.2    Lucks has been advised by HCCI that this Agreement does not prohibit Lucks from (x) filing an administrative charge of discrimination with a governmental agency, such as the United States Equal Employment Opportunity Commission ("EEOC"), relating to Lucks's employment with any of the Released Parties; or (y) participating in any investigation by the EEOC or other governmental agency. However, by this Agreement, Lucks is waiving and releasing, to the fullest extent permitted by applicable law, any and all entitlement to any form of personal relief arising from such charge or any legal action relating to any such charge. If the EEOC, any other administrative agency or other person brings a complaint, charge or legal action on Lucks' s behalf against any of the Released Parties based on any acts, events or omissions occurring on or before the date Lucks signs this Agreement, Lucks hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

4.    Advisements:

4.1    Because the arrangements discussed in this Agreement affect important rights and obligations, HCCI advises Lucks to consult with an attorney before he agrees to the terms of this Agreement, and Lucks acknowledges that he has been so advised by this writing.

4.2    Lucks is advised that he has up to twenty-one (21) days from the date he receives this Agreement within which to consider it, and the Lucks may take as much of that time as he wishes before signing. If Lucks decides to accept this Agreement, he must sign this Agreement and return it to the Chair of the Compensation Committee at HCCI on or before the expiration of the twenty-one (21) days.

4.3    Lucks is advised that, if he signs this Agreement thereby accepting its terms and conditions, Lucks will have a period of seven (7) days following the date Lucks signs this Agreement to change his mind and revoke this Agreement. To revoke this Agreement, Lucks must deliver written notice of revocation to the Chair of the Compensation Committee at HCCI within the 7-day revocation period. This Agreement will not become binding and enforceable until the 7-day revocation period has expired.

5.    Non-Reliance: Lucks acknowledges that in entering this Agreement he has not relied on any representations or statements made by HCCI or any of the Released Parties other than those specifically stated in this Agreement.

6.    Lucks Acknowledgments: Lucks acknowledges that HCCI provided him ample time to review this Agreement and consult with an attorney before signing the Agreement. He further acknowledges and agrees that he understands the meaning of this Agreement, including the fact that he is releasing the Released Parties from any and all claims that exist as of the date he signs this Agreement. The Lucks also acknowledges and agrees that he is voluntarily entering into this Agreement.

7.    Non-Admission: Neither this Agreement nor any action pursuant to it constitutes an admission by any of the Released Parties of any wrongdoing or of any liability to Lucks arising under any law, including the Age Act.

8.    Successors and Assigns: This Agreement shall be binding upon Lucks and HCCI, and upon their heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Lucks and HCCI, and to their heirs, administrators, representatives, executors, successors and assigns.

10.    Applicable Law: This Agreement shall be construed and enforced in accordance with the laws of the State of Illinois.

11.    Compliance with Section 409A of the Code: The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code ("Code Section 409A"), to the extent subject thereto, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted and be administered to be in compliance therewith. Any payments described in this Agreement that are due within the "short-term deferral period" (as defined in Code Section 409A) shall not be treated as deferred compensation unless applicable law requires otherwise. Each amount to be paid or benefit to be provided to Lucks pursuant to this Agreement that constitutes deferred compensation subject to Code Section 409A shall be construed as a separate identified payment for purposes of Code Section 409A. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments to be made in connection with Lucks's separation from service would result in the imposition of any individual excise tax and late interest charges imposed under Code Section 409A, the payment shall instead be made on the first business day after the earlier of (a) the date that is six (6) months following such separation from service or (b) the date of Lucks' s death.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date first appearing above.

Heritage-Crystal Clean, LLC	John O. Lucks

By: Brian Recatto
Its: President/CEO

EXHIBIT A

1.
HCCI will pay to Lucks or any heirs, administrators, representatives, executors, successors and assigns two (2) years of Base Salary (as defined in the Employment Agreement) in bi-weekly installments consistent with Heritage-Crystal Clean, LLC payroll practices commencing on the Retirement Date.

2.
HCCI will pay to Lucks or any heirs, administrators, representatives, executors, successors and assigns any Management Incentive Plan (MIP) in cash awarded for calendar year 2018, payable in 2019, as though Lucks remained employed on the same terms as other executives receive.

3.
HCCI will reimburse Lucks for the cost of maintaining COBRA continuation coverage under HCCI's group health plan for the greater of 12 months or until Lucks is fully covered by a subsequent health care plan, and for Medicare program premiums.

4.	Lucks will sign a letter resigning from all positions with HCCI effective on January __, 2019.

5.
The following previously granted and earned Long Term Incentive Plan (LTIP) stock grants will continue to vest as provided in the Stock Award plan, without regard to whether Lucks remains employed by HCCI:

Grant Date Year	Vest Date Year	Amount
2016 LTIP	2020	4,394

Lucks agrees that HCCI shall withhold shares from any vested amount to pay taxes associated with their payment and distribution.

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